Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 883-2415

NPS PHARMACEUTICALS REPORTS

FIRST QUARTER 2005 OPERATING RESULTS

PREOS® NDA FILED WITH FDA

Salt Lake City — May 10, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today provided a general business update and reported its operating results for the three months ended March 31, 2005.

Business and Product Candidate Update

NPS continues to make clinical and regulatory progress with its product candidates. Advancements in the company’s research, development, and marketing activities included:

PREOS® NDA

The company today submitted its New Drug Application (NDA) for PREOS®, its proprietary drug candidate for the treatment of osteoporosis, to the U.S. Food and Drug Administration (FDA). The U.S. filing with the FDA follows the filing of a Marketing Authorization Application (MAA) with the European Medicines Evaluation Agency (EMEA) for the registration and promotion of PREOS® in Europe. The EMEA accepted the MAA for PREOS® from the company’s Danish development and marketing partner Nycomed on March 23, 2005.

Teduglutide

NPS is continuing to enroll patients with short bowel syndrome (SBS) in a pivotal Phase 3 study with teduglutide. Teduglutide is a proprietary analog of the hormone glucagon- like peptide 2, and has been clinically shown to stimulate the growth of cells that line the gastrointestinal tract.

The company is also investigating the potential therapeutic value of teduglutide in patients with Crohn’s disease in a Phase 2a proof-of-concept study. The company expects dosing to be completed by the end of the third quarter and a first report of data from the study by the end of the first quarter of 2006.

Kineret®

In August 2004 NPS entered into an agreement for the U.S. rights to promote Amgen’s Kineret®, a biologic agent for the reduction of signs and symptoms in patients with moderately to severely active rheumatoid arthritis (RA). On March 7, 2005 NPS launched a specialty sales force to promote Kineret® to rheumatologists. Amgen is supplying drug, promotional materials, training, and marketing support. NPS believes its promotional efforts with Kineret® will boost Kineret® sales and provide the company a commercial platform to facilitate its planned launch of PREOS in 2006.

First Quarter 2005 Financial Results

NPS incurred a net loss for the first quarter of 2005 of $45.0 million, or $1.16 per share, compared to a net loss in the first quarter of 2004 of $35.7 million, or $0.96 per share.

Revenues for the first quarter of 2005 were $1.6 million compared to revenues of $12.0 million for the same period last year. The decrease in revenues in the first quarter of 2005 as compared with the same period in the prior year is primarily the result of milestone payments received during the first quarter of 2004 whereas no milestone payments were received in the first quarter of 2005. During the first quarter of 2004, the company received a $10.0 million milestone payment from Amgen for the approval of the cinacalcet HCl NDA by the FDA and a $2.0 million milestone payment from Kirin Brewery for the commencement of Phase 3 clinical trials with cinacalcet HCl in Japan. Revenues earned in the first quarter of 2005 relate to royalty revenue earned from sales of cinacalcet HCl by Amgen.

Cost of royalties received was $206,000 during the first quarter of 2005 and zero during the first quarter of 2004 as cinacalcet HCl was not approved by the FDA until March 2004. The cost of royalties received consists of royalties owed under our agreement with the Brigham and Women’s Hospital on sales of cinacalcet HCl.

Research and development expenses were $33.1 million in the first quarter of 2005 compared to $40.6 million in the first quarter of 2004. The decrease in research and development expenses from the first quarter of 2004 to the first quarter of 2005 is primarily due to an $11.6 million decrease in the costs associated with the clinical and commercial manufacture of PREOS® and teduglutide offset by a $2.3 million increase in the development costs of advancing our PREOS® program, including costs incurred in preparation of our NDA, and increases in other, non-project specific research and development expenses.

General and administrative expenses were $9.2 million in the first quarter of 2005 compared to $6.5 million expended in the same quarter of 2004. The increase in general and administrative expenses during the first quarter of 2005 as compared with the same period in the prior year is primarily due to a $1.1 million increase in costs related to commercial activities associated with Kineret® in March 2005 and market research, educational and various other pre-launch marketing activities associated with PREOS® and teduglutide, and a $1.5 million increase in costs related to administrative personnel and other accounting and information technology expenses.

Amortization of intangibles was zero in the first quarter of 2005 compared to $394,000 in the first quarter of 2004. As of December 31, 2004 purchased intangible assets associated with the acquisition of Allelix were fully amortized.

Other expense, net, increased from $58,000 to $4.1 million for the first quarter of 2005 as compared with the same period in the prior year. The increase in other expense, net, is primarily the result of recording interest expense of $4.5 million during the first quarter of 2005 on our $175.0 million secured 8.0 percent notes that were issued in December 2004. A similar expense was not recorded in the first quarter of 2004.

As of March 31, 2005, the company had approximately 38.8 million shares outstanding and $279.6 million in cash, cash equivalents, and marketable investment securities as compared to $329.7 million at December 31, 2004. The decrease in cash, cash equivalents and marketable investment securities was primarily the result of cash used in current quarter operating activities of $48.9 million, including interest payments on our secured notes. In addition, the company had capital expenditures of $4.1 million, including the construction costs of a new building in Salt Lake City, Utah and leasehold improvements on laboratory and administrative space in Toronto, Canada.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues from research and license agreements	$1,634	$12,011

Operating expenses:

Cost of royalties	206	—
Research and development	33,107	40,598
General and administrative	9,169	6,531
Amortization of intangibles	—	394

Total operating expenses	42,482	47,523

Operating loss	(40,848)	(35,512)

Other expense, net	(4,127)	(58)

Loss before taxes	(44,975)	(35,570)

Income tax expense (benefit)	(25)	81

Net loss	$(44,950)	$(35,651)

Basic and diluted net loss per common and potential common share	$(1.16)	$(0.96)

Weighted average common and potential common shares outstanding - basic and diluted	38,800	37,182

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets

Cash, cash equivalents and marketable investment securities	$279,582	$329,685
Current restricted cash and cash equivalents	14,262	15,052
Other current assets	7,593	4,754
Restricted cash and cash equivalents	2,076	4,385
Plant and equipment, net of accumulated depreciation and amortization	29,472	24,540
Other assets, net of accumulated amortization	18,368	19,069

Total assets	$351,353	$397,485

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities	40,686	43,142
Notes payable and other liabilities	367,886	367,132

Total liabilities	408,572	410,274

Paid-in capital and common stock	578,904	578,307
Deferred compensation	(2,244)	(2,527)
Accumulated other comprehensive loss	(2,448)	(2,088)
Accumulated deficit	(631,431)	(586,481)

Net stockholders’ deficit	(57,219)	(12,789)

Total liabilities and stockholders’ deficit	$351,353	$397,485

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company markets products and has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Conference Call and Webcast Information

Today’s conference call will be held at 5:00 p.m. EDT. To participate, dial 1-800-299-9086 and use passcode 34293332. International callers may dial 617-786-2903 and use the same passcode. In addition, live audio of the call will be webcast and may be accessed on the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). Callers may access the event replay by dialing 1-888-286-8010 (with passcode 94892240). A replay for international callers can be accessed with the same passcode at 617-801-6888. Both the webcast and conference call will be archived until May 17, 2005.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: our expectation that we will complete patient enrollment in the Crohn’s Phase 2a proof-of-concept study by end of the second quarter, dosing by the end of the third quarter, and report data from the study by the end of the first quarter of 2006; and, our belief that the agreement with Amgen to promote Kineret® will increase Kineret® sales and provide a commercial platform to the company to launch PREOS® in 2006. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to enroll patients in our clinical trials in a timely manner; we may not be able to collect, analyze and report data from our clinical trials in a timely manner; we may never develop additional products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of May 10, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004.

Sensipar® and Kineret® are trademarks owned by Amgen.

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